Exhibit 10.1

FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This FIRST AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”) dated as of October 7, 2014 (the “Effective Date”), between SILICON VALLEY BANK, a California corporation (“Bank”), and IKANOS COMMUNICATIONS, INC., a Delaware corporation (the “Borrower”), provides the terms on which Bank shall lend to Borrower and Borrower shall repay Bank. This Agreement amends and restates in its entirety, but is not a novation of, that certain Loan and Security Agreement by and among Borrower, IKANOS COMMUNICATIONS (SINGAPORE) PRIVATE LIMITED, (registration no. 200702041W), a company incorporated under the laws of Singapore and a wholly-owned Subsidiary of Borrower and Bank dated as of January 14, 2011 (the “Original Agreement”). The parties agree as follows:

1	ACCOUNTING AND OTHER TERMS

Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.

2	LOAN AND TERMS OF PAYMENT

2.1 Promise to Pay. Borrower hereby unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.

2.1.1 Revolving Advances.

(a) Availability. Subject to the terms and conditions of this Agreement and to the deduction of Reserves, Bank shall make advances in Dollars under the Revolving Line to Borrower (“Advances”) not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.

(b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.

2.1.2 [Reserved].

2.1.3 [Reserved].

2.1.4 [Reserved].

2.1.5 General Provisions Relating to the Advances. Each Advance shall, at the Borrower’s option in accordance with the terms of this Agreement, be either in the form of a Prime Rate Advance or a LIBOR Advance; provided, that (i) each LIBOR Advance must be in a minimum amount of $500,000 and (ii) in no event shall the Borrower maintain at any time LIBOR Advances having more than four (4) different Interest Periods; provided further, that if Borrower is at or below the Asset-Based Threshold, then each Advance shall be only in the form of a Prime Rate Advance. Borrower shall pay interest accrued on the Advances at the rates and in the manner set forth in Section 2.3(b).

2.2 Overadvances. If, at any time, the Revolving Line Utilization exceeds the lesser of either (i) the Revolving Line or (ii) the Borrowing Base (each such instance, an “Overadvance”), then Borrower shall immediately repay to Bank Advances in cash at least in the amount of such excess. Without limiting Borrower’s obligations to repay Bank any amount of any Overadvance, Borrower agrees that interest shall accrue on the amount of any Overadvance at the Default Rate and shall be payable on demand.

2.3 Payment of Interest on the Credit Extensions.

(a) Computation of Interest. Interest on the Credit Extensions and all fees payable hereunder shall be computed on the basis of a 360-day year (or 365/366 days in the case of Prime Rate Advances) and the actual number of days elapsed in the period during which such interest accrues. In computing interest on any Credit Extension, the date of the making of such Credit Extension shall be included and the date of payment shall be excluded; provided, however, that if any Credit Extension is repaid on the same day on which it is made, such day shall be included in computing interest on such Credit Extension.

(b) Interest; Payment. Each Advance shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Advances, the Prime Rate plus the applicable Prime Rate Margin and (ii) for LIBOR Advances, the LIBOR Rate plus the LIBOR Rate Margin. Pursuant to the terms hereof, interest on each Advance shall be paid in arrears on each Interest Payment Date. Interest shall also be paid on the date of any prepayment of any Advance pursuant to this Agreement for the portion of any Advance so prepaid and upon payment (including prepayment) in full thereof. All accrued but unpaid interest on the Advances shall be due and payable on the Revolving Line Maturity Date. Bank may charge Borrower’s Designated Deposit Account for the amount of any item of Payment which is returned to Bank unpaid.

(c) Default Rate. Except as otherwise provided in Section 3.7(e), upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate 200 basis points above the rate that would otherwise be applicable thereto (the “Default Rate”) unless Bank otherwise elects from time to time in its sole discretion to impose a smaller increase. Payment or acceptance of the increased interest provided in this Section 2.3(c) or in Section 3.7(e) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.

(d) Prime Rate Advances. Each change in the interest rate of the Prime Rate Advances based on changes in the Prime Rate shall be effective on the effective date of such change and to the extent of such change.

(e) LIBOR Advances. The interest rate applicable to each LIBOR Advance shall be determined in accordance with Section 3.7(a) hereunder. Subject to Sections 3.7 and 3.8, such rate shall apply during the entire Interest Period applicable to such LIBOR Advance, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Advance.

(f) Interest Payment Date. Unless otherwise provided, interest is payable monthly on the last calendar day of each month.

2.4 Fees. Borrower shall pay to Bank:

(a) Commitment Fee. A fully earned, non-refundable commitment fee of $200,000 on the Effective Date;

(b) Letter of Credit Fee. The fee agreed between Bank and Borrower for the issuance or renewal of Letters of Credit upon the issuance of such Letter of Credit, each anniversary of the issuance during the term of such Letter of Credit, and upon the renewal of such Letter of Credit by Bank;

(c) Unused Revolving Line Facility Fee. A fee (the “Unused Revolving Line Facility Fee”), payable quarterly, in arrears, on a calendar year basis, in an amount equal to 0.50% per annum of the average unused portion of the Revolving Line, as determined by Bank. The unused portion of the Revolving Line, for purposes of this calculation, shall equal the difference between (x) the Revolving Line amount (as it may be reduced from time to time) and (y) the average for the period of the daily closing balance of the Revolving Line outstanding plus the sum of the aggregate amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve). Borrower shall not be entitled to any credit, rebate or repayment of any Unused Revolving Line Facility Fee previously earned by Bank pursuant to this Section 2.4(c) notwithstanding any termination of the Agreement or the suspension or termination of Bank’s obligation to make loans and advances hereunder; and

(d) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses for documentation and negotiation of this Agreement) incurred through and after the Effective Date, when due.

2.5 Payments; Application of Payments.

(a) Payments. All payments (including prepayments) to be made by Borrower under any Loan Document shall be made in immediately available funds in Dollars, without setoff or counterclaim, before 12:00 p.m. Pacific Time on the date when due or before 3:00 p.m. Pacific Time on the date when due if notice of such payment is received by Bank before 12:00 p.m. Pacific Time. Payments of principal and/or interest received after 12:00 p.m. Pacific Time, or 3:00 p.m. Pacific Time if applicable, are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment shall be due the next Business Day, and additional fees or interest, as applicable, shall continue to accrue until paid.

(b) Application of Payments. All payments with respect to the Obligations may be applied in such order and manner as Bank shall determine in its sole discretion; provided that with respect to cash collections deposited by Borrower in accordance with Section 6.3(c): (i) if Borrower is above the Asset-Based Threshold, then such cash collections shall be swept nightly to Borrower’s Designated Deposit Account, and (ii) if Borrower is at or below the Asset-Based Threshold, then such cash collections shall be applied daily against Borrower’s obligations. Borrower shall have no right to specify the order or the accounts to which Bank shall allocate or apply any payments required to be made by Borrower to Bank or otherwise received by Bank under this Agreement when any such allocation or application is not specified elsewhere in this Agreement.

3	CONDITIONS OF LOANS

3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Bank shall have received, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:

(a) duly executed original signatures to the Loan Documents (and the deliverables required under each Loan Document);

(b) duly executed original signatures to the completed Borrowing Resolutions for Borrower;

(c) Borrower’s Operating Documents and a good standing certificate of Borrower certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;

(d) certified copies, dated as of a recent date, of financing statement searches and/or business profile searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;

(e) the Perfection Certificate of Borrower, together with the duly executed original signatures thereto;

(f) evidence satisfactory to Bank that the insurance policies required by Section 6.5 hereof are in full force and effect, together with appropriate evidence showing lender loss payable and/or additional insured clauses or endorsements in favor of Bank;

(g) the completion of the Initial Audit with results satisfactory to Bank in its sole and absolute discretion;

(h) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof;

(i) execution of the Intercreditor Agreement by Alcatel-Lucent USA, Inc. in favor of Bank, together with the duly executed original signatures thereto;

(j) Borrower’s receipt of net proceeds of at least $14,000,000 from the PIPE investment by Tallwood Ventures and Alcatel Lucent USA, Inc. by October 15, 2015; and

(k) Commitment by Tallwood Ventures to provide at least $22,500,000 in total financing (including net proceeds of the PIPE investment) to Borrower.

3.2 Conditions Precedent to all Credit Extensions. Bank’s obligations to make each Credit Extension, including the initial Credit Extension, is subject to the following conditions precedent:

(a) except as otherwise provided in Section 3.5(a), timely receipt of an executed Notice of Borrowing and a Transaction Report;

(b) the representations and warranties in this Agreement shall be true, accurate, and complete in all material respects on the date of the Notice of Borrowing and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects only as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is Borrower’s representation and warranty on that date that the representations and warranties in this Agreement remain true, accurate, and complete in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects only as of such date; and

(c) in Bank’s sole discretion, there has not been a Material Adverse Change.

3.3 Conditions Subsequent. Borrower shall do all of the following:

(a) Subject to Section 6.14, not later than 90 days after the Effective Date, transfer all Intellectual Property of Ikanos Technology to Borrower.

3.4 Covenant to Deliver. Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition precedent to any Credit Extension. Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of Borrower’s obligation to deliver such item, and the making of any Credit Extension in the absence of a required item shall be in Bank’s sole discretion.

3.5 Procedures for Borrowing.

(a) Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, each Advance shall be made upon Borrower’s irrevocable written notice delivered to Bank in the form of a Notice of Borrowing, each executed by a Responsible Officer of Borrower or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Such Notice of Borrowing must be accompanied by a Transaction Report and must be received by Bank prior to 12:00 p.m. Pacific Time, on the requested Funding Date, specifying: (1) the amount of the Advance; and (2) the requested Funding Date. Such Notice of Borrowing must be accompanied by a Transaction Report and must be received by Bank prior to 12:00 p.m. Pacific Time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Advances, and (ii) on the requested Funding Date, in the case of Prime Rate Advances, specifying: (1) the amount of the Advance; (2) the requested Funding Date; (3) whether the Advance is to be comprised of LIBOR

Advances or Prime Rate Advances; and (4) the duration of the Interest Period applicable to any such LIBOR Advances included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any Advance comprised of LIBOR Advances, such Interest Period shall be one (1) month.

(b) The proceeds of all such Advances will then be made available to Borrower on the Funding Date by Bank by transfer to Borrower’s Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances shall be deemed made to Borrower, and no interest shall accrue on any such Advance, until the related funds have been deposited in the Designated Deposit Account.

3.6 Conversion and Continuation Elections.

(a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Advances, Borrower may, upon irrevocable written notice to Bank: (1) elect to convert on any Business Day Borrower’s Prime Rate Advances into LIBOR Advances; (2) elect to continue on any Interest Payment Date any of Borrower’s LIBOR Advances maturing on such Interest Payment Date; or (3) elect to convert on any Interest Payment Date any of Borrower’s LIBOR Advances maturing on such Interest Payment Date into Prime Rate Advances.

(b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific Time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Advances are to be converted into or continued as LIBOR Advances; and (ii) on the Conversion Date, if any Advances are to be converted into Prime Rate Advances, in each case specifying the: (1) proposed Conversion Date or Continuation Date; (2) aggregate amount of the Advances to be converted or continued; (3) nature of the proposed conversion or continuation; and (4) duration of the requested Interest Period.

(c) If upon the expiration of any Interest Period applicable to any LIBOR Advances, Borrower shall have failed timely to select a new Interest Period to be applicable to such LIBOR Advances, Borrower shall be deemed to have elected to convert such LIBOR Advances into Prime Rate Advances.

(d) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Advances, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Advances.

3.7 Special Provisions Governing LIBOR Advances. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Advances as to the matters covered:

(a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Advances for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.

(b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Advance, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Advances may be made as, or converted to, LIBOR Advances until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Advances in respect of which such determination was made shall be deemed to be rescinded by Borrower.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Advances, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Advances prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Advances due to impracticability or illegality under Sections 3.8(c) and (d)) a borrowing or a conversion to or continuation of any LIBOR Advance does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of LIBOR Advances occurs on a date prior to the last day of an Interest Period applicable to that Advance. Bank’s determination as to such amount shall be conclusive absent manifest error. Borrower shall immediately notify Bank if any of the situations described in (ii) above occur.

(d) Assumptions Concerning Funding of LIBOR Advances. Calculation of all amounts payable to Bank under this Section 3.7 and under Section 3.8 shall be made as though Bank had actually funded each of its relevant LIBOR Advances through the purchase of a eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Advance and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Advances in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.7 and under Section 3.8.

(e) Events of Default; Overadvances; LIBOR Advance Default Rate. In the event that (i) an Event of Default shall exist, or (ii) the aggregate principal amount of the Prime Rate Advances which have been previously converted to LIBOR Advances, or the aggregate principal amount of existing LIBOR Advances continued, as the case may be, at the beginning of an Interest Period shall at any time during such Interest Period exceed the Revolving Line, then any LIBOR Advances shall, at Bank’s option, convert into Prime Rate Advances. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Advances to Prime Rate Advances pursuant to this Section 3.7(e). On and after the expiration of any Interest Period applicable to any LIBOR Advance outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Advance shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus the then applicable Prime Rate Margin plus the Default Rate.

(f) LIBOR Advances After Event of Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have an Advance be made or continued as, or converted to, a LIBOR Advance after the expiration of any Interest Period then in effect for such Advance and (ii) subject to the provisions of Section 3.7(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Advances referred to therein as Prime Rate Advances.

3.8 Additional Requirements/Provisions Regarding LIBOR Advances.

(a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be reasonably necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Advances relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Advances (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);

(ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Advances or any deposits referred to in the definition of LIBOR); or

(iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).

Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.8(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.8(a). Determinations and allocations by Bank for purposes of this Section 3.8(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Advances, of making or maintaining LIBOR Advances, or on amounts receivable by it in respect of LIBOR Advances, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.

(b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.8(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.

(c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Advances for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Advances, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Advances shall terminate; provided, however, LIBOR Advances shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Advances.

(d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Advances, or to perform its obligations hereunder, upon written demand by Bank, Borrower shall prepay its LIBOR Advances in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Advance then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Advance or to have outstanding Advances converted into or continued as Prime Rate Advances by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.

4	CREATION OF SECURITY INTEREST

4.1 Grant of Security Interest.

(a) By Borrower.

i. Borrower hereby grants Bank, to secure the prompt payment and performance in full of all of the Obligations of Borrower, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Notwithstanding the foregoing, at all times, the Collateral shall include all proceeds of all Intellectual Property of Borrower (whether acquired upon the sale, lease, license, exchange or other disposition of such Intellectual Property) and all other rights arising out of such Intellectual Property.

ii. Borrower acknowledges that Borrower has previously entered, and/or may in the future enter, into Bank Services Agreements with Bank. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes Bank thereunder shall be deemed to be Obligations of Borrower hereunder and that it is the intent of Borrower and Bank to have all such Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Permitted Liens that may have superior priority to Bank’s Lien in this Agreement and to the Intercreditor Agreement).

iii. If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations of Borrower (other than inchoate indemnity obligations) are satisfied in full, and at such time, Bank shall, at Borrower’s sole cost and expense, terminate its security interest in the Collateral and all rights therein shall revert to Borrower. In the event (x) all Obligations of Borrower (other than inchoate indemnity obligations), except for Bank Services, are satisfied in full, and (y) this Agreement is terminated, Bank shall terminate the security interest granted herein with respect to Borrower upon Borrower providing cash collateral acceptable to Bank in its good faith business judgment for Bank Services of Borrower, if any.

(b) Each Loan Party ratifies and reaffirms its obligations under the Loan Documents executed and delivered in connection with the Original Agreement, and agrees that none of the amendments or modifications to the Original Agreement as set forth in this Agreement impair such Loan Party’s obligations or Bank’s rights under any of the Loan Documents to which it is a party.

4.2 Priority of Security Interest. Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to (i) Permitted Liens that may have superior priority to Bank’s Lien under this Agreement and (ii) the subordination of Bank’s security interest in the ALU Priority Collateral as described in Section 2.2 of the Intercreditor Agreement). If Borrower shall acquire a commercial tort claim involving an amount in excess of $100,000, Borrower shall promptly notify Bank in a writing signed by Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.

4.3 Authorization to File Financing Statements. Borrower hereby authorizes Bank to file financing statements and/or statements containing particulars of charges, without notice to Borrower, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by Borrower or any other Person, shall be deemed to violate the rights of Bank under the Code. Such financing statements may indicate the Collateral as “all assets of the Debtor” or words of similar effect, or as being of an equal or lesser scope, or with greater detail, all in Bank’s discretion.

5	REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as follows:

5.1 Due Organization, Authorization; Power and Authority. Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. Each other Credit Party is duly existing and in good standing in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to cause a Material Adverse Change. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificates and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdictions set forth in the Perfection Certificates; (c) the Perfection Certificates accurately set forth Borrower’s organizational identification numbers or accurately state whether Borrower has none; (d) except as set forth in written notice provided to Bank, as specified in Section 7.2(b) hereof, after the date of this Agreement, the Perfection Certificates accurately set forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificates pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.

The execution, delivery and performance by Borrower of the Loan Documents to which Borrower is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational or constitutional documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any of Borrower’s Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except (A) such Governmental Approvals which have already been obtained and are in full force and effect and (B) that the Singapore Share Charge and Singapore Debenture are required to be stamped with the Inland Revenue Authority of Singapore and a statement containing particulars of the Singapore Debenture is required to be filed with the Accounting and Corporate Regulatory Authority of Stamping) or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to cause a Material Adverse Change.

5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no deposit accounts other than the deposit accounts with Bank, the deposit accounts, if any, described in the Perfection Certificates delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.

The Collateral is not in the possession of any third party bailee (such as a warehouse) except as otherwise provided in the Perfection Certificates or as set forth in written notice provided to Bank, as specified in Section 7.2(b) hereof, after the date of this Agreement. Except for (a) testing Equipment and Inventory with an aggregate value not exceeding $2,500,000 maintained in the ordinary course of Borrower’s business at third party test houses and (b) Equipment and Inventory with an aggregate value of $250,000 which by its very nature is intended to be used, and in the ordinary course of business is used, at locations other than Borrower’s place of business (such as laptop computers, marketing and trade show materials, cell phones, demonstration materials, materials made available to potential customers for proof-of concept trials, and co-location equipment), none of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificates or as permitted pursuant to Section 7.2.

All Inventory is in all material respects of good and marketable quality.

Borrower is the sole owner of the Intellectual Property which it owns or purports to own except for (a) non-exclusive licenses granted to its customers in the ordinary course of business, (b) over-the-counter software that is commercially available to the public, and (c) material Intellectual Property licensed to Borrower and noted on Borrower’s Perfection Certificate, except as set forth in written notice provided to Bank, as specified in Section 6.8(b) hereof, after the date of this Agreement. Each Patent which Borrower owns or purports to own and which is material to Borrower’s business is valid and enforceable, and no part of the Intellectual Property which Borrower owns or purports to own and which is material to Borrower’s business has been judged invalid or unenforceable, in whole or in part. To the best of Borrower’s knowledge, no claim has been made that any part of the Intellectual Property violates the rights of any third party except to the extent such claim would not reasonably be expected to have cause a Material Adverse Change.

Except as noted on the Perfection Certificate or to the extent Borrower has given Bank written notice, as specified in Section 6.8(b) hereof, Borrower is not a party to, nor is Borrower bound by, any Restricted License.

5.3 Accounts Receivable. For each Account with respect to which Advances are requested, on the date each Advance is requested and made, such Account shall be an Eligible Account. For any Eligible Account in any Transaction Report, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents provided to Bank, and all Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may notify any Account Debtor owing Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Transaction Report. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.

5.4 Litigation. Except as disclosed in the Perfection Certificate or as set forth in a notice provided to Bank after the date of this Agreement, there are no actions or proceedings pending or, to the knowledge of a Responsible Officer of Borrower, threatened in writing by or against any or all of the Credit Parties, involving more than, individually or in the aggregate, $500,000.

5.5 Financial Statements; Financial Condition. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.

5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.

5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to cause a Material Adverse Change. No Credit Party’s properties or assets have been used by any Credit Party or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. The Credit Parties have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted. Borrower is not declared by the Minister for Finance in Singapore to be a company to which Part IX of the Singapore Companies Act applies. Borrower is not a foreign company registered under Division 2 of Part XI of the Singapore Companies Act.

5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.

5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed, and has caused each Subsidiary to timely file, all required tax returns and reports, and Borrower has timely paid, and has caused each Subsidiary to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower. Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, (c) posts bonds or takes any other steps required to prevent the governmental authority levying such contested taxes from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital and not for personal, family, household or agricultural purposes.

5.11 Designation of Indebtedness under this Agreement as Senior Indebtedness. All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement constitute “Designated Senior Indebtedness” under the terms of any indenture to which Borrower is a party.

5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).

5.13 Definition of “Knowledge.” For purposes of the Loan Documents, whenever a representation or warranty is made to Borrower’s knowledge or awareness, to the “best of” Borrower’s knowledge, or with a similar qualification, knowledge or awareness means the actual knowledge, after reasonable investigation, of the Responsible Officers of Borrower.

6	AFFIRMATIVE COVENANTS

Borrower shall do all of the following:

6.1 Government Compliance.

(a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to cause a Material Adverse Change. Borrower shall comply, and cause each Subsidiary to comply, with all laws, ordinances and regulations to which any of them are subject, noncompliance with which could cause a Material Adverse Change.

(b) Obtain all of the Governmental Approvals necessary for the performance by the Borrower of its obligations under the Loan Documents and the grant of security interests to Bank in the Collateral. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.

6.2 Financial Statements, Reports, Certificates. Deliver to Bank:

(a) Transaction Report. Weekly, a Transaction Report (and any schedules related thereto); provided that whenever Borrower is above the Asset-Based Threshold, Transaction Reports shall be delivered monthly within thirty (30) days;

(b) Borrowing Base Reports. Within thirty (30) days after the last day of each month, aged listings of accounts receivable (by invoice date), accounts payable (by invoice date), and deferred revenue schedule (the “Borrowing Base Reports”); provided that whenever Borrower is at or below the Asset-Based Threshold, Borrowing Base reports for aged listings of accounts receivable (by invoice date) and accounts payable (by invoice date) shall be due weekly, and the deferred revenue schedule shall continue to be due within thirty days after the last day of each month.

(c) Monthly Financial Statements. As soon as available, but no later than thirty (30) days after the last day of each month, company prepared consolidated and consolidating balance sheets and income statements covering the consolidated operations of Borrower and its Subsidiaries for such month certified by a Responsible Officer of Borrower and in a form acceptable to Bank (the “Monthly Financial Statements”);

(d) Monthly Compliance Certificate. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a duly completed Compliance Certificate signed by a Responsible Officer of Borrower, certifying that as of the end of such month, Borrower was in full compliance with all of the terms and conditions of this Agreement, and setting forth calculations showing compliance with the financial covenants set forth in this Agreement and such other information as Bank shall reasonably request. Such Compliance Certificate shall also be due annually together with the delivery of the Annual Financial Statements;

(e) Annual Audited Financial Statements. As soon as available, but no later than ninety (90) days after the last day of Borrower’s fiscal year, audited consolidated financial statements prepared under GAAP, consistently applied, together with an unqualified opinion on the financial statements from an independent certified public accounting firm acceptable to Bank in its reasonable discretion (the “Annual Financial Statements”);

(f) Cash Holding Reports. Within thirty (30) days after the last day of each month and together with the Monthly Financial Statements, a cash holding report detailing Borrower’s worldwide cash and Cash Equivalent holdings in a form reasonable acceptable to Bank and with account statements attached which detail the investment types and maturity dates, if any;

(g) Other Statements. Within five (5) days of delivery, copies of all statements, reports and notices made available to Borrower’s security holders or to any holders of Subordinated Debt;

(h) SEC Filings. As soon as available, but in any event no later than five (5) days after filing with the U.S. Securities Exchange Commission, Borrower’s reports on Forms 10-K, 10-Q, and 8-K. Borrower’s reports on Forms 10-K, 10-Q, and 8-K required to be delivered pursuant to this Section 6.2(h)(a) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that the foregoing does not relieve the Borrower from providing paper copies of the Compliance Certificates required by Section 6.2(d).

(i) Legal Action Notice. A prompt report of any legal actions pending or threatened in writing against any Credit Party that could be reasonably expected to result in damages or costs to a Credit Party of, individually or in the aggregate, $500,000 or more;

(j) Intellectual Property Notice. Prompt written notice of (i) any material change in the composition of the Intellectual Property, (ii) the registration of any copyright, and (iii) Borrower’s knowledge of an event that could reasonably be expected to materially and adversely affect the proceeds, revenue or income arising from or related to the Intellectual Property;

(k) Board Projections. Within forty-five (45) days after the last day of Borrower’s fiscal year, annual financial projections for the following fiscal year (for each fiscal quarter in such year, including quarterly projected balance sheets, income statements, and cash flow statements) as approved by Borrower’s board of directors covering the consolidated operations of Borrower and its Subsidiaries, together with any related business forecasts used in the preparation of such annual financial projections; and

(l) Other Information. Promptly upon the reasonable request by Bank, budgets, sales projections, operating plans, and other information regarding the operations, business affairs, or financial condition of Borrower or any Subsidiary of Borrower or the parties compliance with the terms of the Loan Documents.

6.3 Accounts Receivables; Inventory; Remittance of Proceeds.

(a) Schedules and Documents Relating to Accounts. Borrower shall deliver to Bank transaction reports and schedules of collections, as provided in Section 6.2, on Bank’s standard forms; provided, however, that Borrower’s failure to execute and deliver the same shall not affect or limit Bank’s Lien and other rights in all of Borrower’s Accounts, nor shall Bank’s failure to advance or lend against a specific Account affect or limit Bank’s Lien and other rights therein. If requested by Bank, Borrower shall furnish Bank with copies (or, at Bank’s request, originals) of all contracts, orders, invoices, and other similar documents, and all shipping instructions, delivery receipts, bills of lading, and other evidence of delivery, for any goods the sale or disposition of which gave rise to such Accounts. In addition, Borrower shall deliver to Bank, on its request, the originals of all instruments, chattel paper, security agreements, guarantees and other documents and property evidencing or securing any Accounts, in the same form as received, with all necessary endorsements, and copies of all credit memos.

(b) Disputes. Borrower shall promptly notify Bank of all disputes or claims relating to Accounts valued at, individually or in the aggregate, $500,000. Borrower may forgive (completely or partially), compromise, or settle any Account for less than payment in full, or agree to do any of the foregoing so long as (i) Borrower does so in good faith, in a commercially reasonable manner, in the ordinary course of its business, in arm’s-length transactions, and reports the same to Bank in the regular reports provided to Bank; (ii) no Event of Default has occurred and is continuing; and (iii) after taking into account all such discounts, settlements and forgiveness, the total outstanding Advances will not exceed the lesser of the Revolving Line and the Borrowing Base.

(c) Collection of Accounts. Borrower shall have the right to collect all of its Accounts, unless and until an Event of Default has occurred and is continuing. All proceeds of Accounts shall be deposited by Borrower into a lockbox account of Borrower maintained with SVB, a Cash Collateral Account, or such other “blocked account” as specified by Bank, pursuant to a blocked account agreement in such form as Bank may specify in its good faith business judgment. Whether or not an Event of Default has occurred and is continuing, Borrower shall immediately deliver all payments on and proceeds of Accounts to an account maintained with Bank to be applied as described in Section 2.5(b).

(d) Inventory; Returns. Keep all Inventory in good and marketable condition, free from material defects. Provided no Event of Default has occurred and is continuing, (i) returns and allowances between Borrower and its Account Debtors shall follow Borrower’s customary practices as they exist at the Effective Date, (ii) Borrower shall provide, upon request from Bank, a copy of any credit memorandum issued with respect to any such return, and (iii) Borrower must promptly notify Bank of all returns, recoveries, disputes and claims that involve more than $500,000. In the event any attempted return occurs after the occurrence and during the continuance of any Event of Default, Borrower shall immediately notify Bank of the return of any Inventory.

(e) Verification. Bank may, from time to time, verify directly with the respective Account Debtors the validity, amount and other matters relating to the Accounts, either in the name of Borrower or Bank or such other name as Bank may choose.

(f) No Liability. Bank shall not be responsible or liable for any shortage or discrepancy in, damage to, or loss or destruction of, any goods, the sale or other disposition of which gives rise to an Account, or for any error, act, omission, or delay of any kind occurring in the settlement, failure to settle, collection or failure to collect any Account, or for settling any Account in good faith for less than the full amount thereof, nor shall Bank be deemed to be responsible for any of Borrower’s obligations under any contract or agreement giving rise to an Account. Nothing herein shall, however, relieve Bank from liability for its own gross negligence or willful misconduct.

(g) Remittance of Proceeds. Except as otherwise provided in Section 6.3(c), deliver, in kind, all proceeds arising from the disposition of any Collateral to Bank in the original form in which received by Borrower not later than the following Business Day after receipt by Borrower, to be applied to the Obligations (1) prior to an Event of Default, pursuant to the terms of Section 2.5(b) hereof, and (2) after the occurrence and during the continuance of an Event of Default, pursuant to the terms of Section 9.4 hereof; provided that, if no Event of Default has occurred and is continuing, Borrower shall not be obligated to remit to Bank the proceeds of the sale of surplus, worn out or obsolete Equipment disposed of by Borrower in good faith in an arm’s length transaction for an aggregate purchase price of $200,000 or less (for all such transactions in any fiscal year). Borrower agrees that it will maintain all proceeds of its Collateral in an account maintained with Bank. Nothing in this Section 6.3(g) limits the restrictions on disposition of Collateral set forth elsewhere in this Agreement.

6.4 Taxes; Pensions; Withholding. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely pay, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and any Subsidiary, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on its reasonable demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.

6.5 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the sole lender loss payee and waive subrogation against Bank. All liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall give Bank at least twenty (20) days notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. Proceeds payable under any policy shall, at Bank’s option, be payable to Bank on account of the Obligations. Notwithstanding the foregoing, (a) so long as no Event of Default has occurred and is continuing, Borrower shall have the option of applying the proceeds of any casualty policy up to Two Hundred Thousand Dollars ($200,000) in the aggregate for all losses under all casualty policies in any one year, toward the replacement or repair of destroyed or damaged property; provided that any such replaced or repaired property (i) shall be of equal or like value as the replaced or repaired Collateral and (ii) shall be deemed Collateral in which Bank has been granted a first priority security interest, and (b) after the occurrence and during the continuance of an Event of Default, all proceeds payable under such casualty policy shall, at the option of Bank, be payable to Bank on account of the Obligations. If Borrower fails to obtain insurance as required under this Section 6.5 or to pay any amount or furnish any required proof of payment, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.5, and take any action under the policies Bank deems prudent.

6.6 Operating Accounts.

(a) Maintain all of its, and all of its and each other Credit Party’s, primary operating and other deposit accounts and securities accounts with Bank and Bank’s Affiliates.

(b) Provide Bank five (5) days prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder which Control Agreement may not be terminated without the prior written consent of Bank. The provisions of the previous sentence shall not apply to deposit accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.

6.7 Financial Covenants. Borrower shall maintain, to be tested as of the last day of each month, unless otherwise noted, on a consolidated basis with respect to Borrower and all of its Subsidiaries:

(a) Adjusted Quick Ratio. An Adjusted Quick Ratio of not less than 1.20 to 1.00.

6.8 Protection and Registration of Intellectual Property Rights.

(a) (i) Protect, defend and maintain the validity and enforceability of Borrower’s Intellectual Property; (ii) promptly advise Bank in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrower’s business to be abandoned, forfeited or dedicated to the public without Bank’s written consent.

(b) Provide written notice to Bank within ten (10) days of entering or becoming bound by any Restricted License (other than over-the-counter software that is commercially available to the public). Borrower shall take such steps as Bank reasonably requests to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for (i) any such Restricted License to be deemed “Collateral” and for Bank to have a security interest in it that might otherwise be restricted or prohibited by law or by the terms of any such Restricted License, whether now existing or entered into in the future, after giving effect to the anti-assignment provisions contained in Division 9 of the California Commercial Code, and (ii) Bank to have the ability in the event of a liquidation of any Collateral to dispose of such Collateral in accordance with Bank’s rights and remedies under this Agreement and the other Loan Documents.

6.9 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower, Borrower’s officers, employees and agents, and Borrower’s Books, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or relating to Borrower.

6.10 Access to Collateral; Books and Records. Semi-annually (when at or below the Asset-Based Threshold) or annually (when above the Asset-Based Threshold) and at such other reasonable times as Bank determines, on one (1) Business Day’s notice (provided no notice is required if an Event of Default has occurred and is continuing), Bank, or its agents, shall have the right to, and Borrower shall allow Bank (or its agents) to, inspect the Collateral and audit and copy the Borrower’s Books. The foregoing inspections and audits shall be at Borrower’s expense, and the charge therefor shall be $850 per person per day (or such higher amount as shall represent Bank’s then-current standard charge for the same), plus reasonable out-of-pocket expenses. In the event Borrower and Bank schedule an audit more than ten (10) days in advance, and Borrower cancels or seeks to reschedule the audit with less than ten (10) days written notice to Bank, then (without limiting any of Bank’s rights or remedies), Borrower shall pay Bank a fee of $1,000 plus any out-of-pocket expenses incurred by Bank to compensate Bank for the anticipated costs and expenses of the cancellation or rescheduling.

6.11 Designated Senior Indebtedness. Designate all principal, all interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement as “Designated Senior Indebtedness”, or such similar term, in any future Subordinated Debt incurred by Borrower after the date hereof, with the same or similar rights as generally granted to Bank as a holder of “Designated Senior Indebtedness.”

6.12 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of any Credit Party.

6.13 Material Subsidiaries. From time to time, upon request by Bank, Borrower shall promptly cause any Subsidiary determined by Bank to be a material Subsidiary to become Borrower hereunder, as selected by Bank, and to grant to Bank a first priority perfected security in the assets owned by such Subsidiary to secure such obligation; provided that, in the case of foreign Subsidiaries, the duties and obligations imposed under this Section 6.13 in connection with such foreign Subsidiary becoming a Borrower shall not exceed those imposed on existing foreign Borrower unless such additional duties and obligations would not have a material adverse tax consequence on Borrower.

6.14 Transfer of Intellectual Property from Ikanos Technology to Borrower. Within ninety (90) days of the Effective Date, (i) the Borrower shall have caused Ikanos Technology to transfer right, title, and interest in all of Ikanos Technology’s Intellectual Property to Borrower or (ii) Bank’s security interest in all Intellectual Property Collateral held outside of the United States shall have been validly perfected in each applicable jurisdiction.

7	NEGATIVE COVENANTS

Borrower shall not do any of the following without Bank’s prior written consent:

7.1 Dispositions. Convey, sell, lease, transfer, assign, or otherwise dispose of (collectively, “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for Transfers (a) that are Permitted Transfers, (b) of Inventory in the ordinary course of business; (c) of worn-out, obsolete, or surplus Equipment; (d) in connection with Permitted Liens and Permitted Investments; and (e) by Non-Loan Parties of their property to a Credit Party, so long as such Transfers are made (i) in exchange for reasonably equivalent value and (ii) in an arm’s length transaction on fair and reasonable terms.

7.2 Changes in Business, Management, Ownership, Control, or Business Locations.

(a) (i) Engage in or permit any Credit Party to engage in any business other than the businesses currently engaged in by Borrower and such Credit Party, as applicable, or reasonably related thereto; (ii) liquidate or dissolve (except for liquidations or dissolutions of Non-Loan Parties in connection with Permitted Acquisitions); and (iii) suffer, or permit any Credit Party to suffer, any Change in Control.

(b) Without at least thirty (30) days prior written notice to Bank: (1) add any new offices or business locations, including warehouses (unless such new offices or business locations contain less than $500,000 in Borrower’s assets or property) or deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000 to a bailee at a location other than to a bailee and at a location already disclosed in the Perfection Certificate, (2) change its jurisdiction of organization, (3) change its organizational structure or type, (4) change its legal name, or (5) change any organizational number (if any) assigned by its jurisdiction of organization. If

Borrower intends to deliver any portion of the Collateral valued, individually or in the aggregate, in excess of $500,000 to a bailee, and Bank and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower will first receive the written consent of Bank, and will use their best efforts to have such bailee execute and deliver a bailee agreement in form and substance satisfactory to Bank in its reasonable sole discretion.

7.3 Mergers or Acquisitions. Merge or consolidate, or permit any of its Subsidiaries to merge, amalgamate, or consolidate, with any other Person, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person, except for Permitted Acquisitions. A Subsidiary may merge or consolidate into another Subsidiary or into Borrower.

7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.

7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of its property, or assign or convey any right to receive income, including the sale of any Accounts, or permit any Credit Party to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting any Credit Party from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any Credit Party’s Intellectual Property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Liens” herein.

7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.6 hereof.

7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock; provided that (i) Borrower may make Permitted Distributions and (ii) Borrower may convert any of its convertible securities into other securities pursuant to the terms of such convertible securities or otherwise in exchange thereof; or (b) except for Permitted Acquisitions, directly or indirectly acquire or own any Person, or make any Investment other than Permitted Investments, or permit any Credit Party to do so.

7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower, except for (a) Permitted Transfers and (b) transactions that are in the ordinary course of the Borrower’s business and upon fair and reasonable terms that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person.

7.9 Subordinated Debt. (a) Make or permit any payment on any Subordinated Debt, except under the terms of the subordination, intercreditor (including but not limited to the Intercreditor Agreement), or other similar agreement to which such Subordinated Debt is subject, or (b) amend any provision in any document relating to the Subordinated Debt which would increase the amount thereof or adversely affect the subordination thereof to Obligations owed to Bank.

7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to cause a Material Adverse Change, or permit any Credit Party to do so; withdraw or permit any Credit Party to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

8	EVENTS OF DEFAULT

Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

8.1 Payment Default. Borrower fails to (a) make any payment of principal or interest on any Credit Extension within three (3) Business Days after such payment is due, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) Business Day cure period shall in either case not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to make or pay any payment specified under clause (a) or (b) hereunder is not an Event of Default (but no Credit Extension will be made during the cure period);

8.2 Covenant Default.

(a) Borrower fails or neglects to perform any obligation in Sections 3.3, 6.2, 6.4, 6.5, 6.6, 6.7, 6.8, 6.9, 6.10, 6.11, 6.12, 6.14 or violates any covenant in Section 7; or

(b) Borrower fails or neglects to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any other Loan Document, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured and which Borrower is diligently attempting to cure, has failed to cure the default within thirty (30) days after the occurrence thereof (but no Credit Extensions shall be made during such cure period). Cure periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in clause (a) above;

8.3 Material Adverse Change. A Material Adverse Change occurs;

8.4 Attachment; Levy; Restraint on Business.

(a) (i) The service of process seeking to attach, by trustee or similar process, any funds of Borrower or of any entity under the control of Borrower (including a Subsidiary) on deposit or otherwise maintained with Bank or any Bank Affiliate, or (ii) a notice of lien or levy is filed against any of Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within thirty (30) days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any thirty (30) day cure period; or

(b) (i) any material portion of Borrower’s assets are attached, seized, levied on, or come into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents Borrower from conducting any material part of its business;

8.5 Insolvency (a) Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);

8.6 Other Agreements. There is, under any agreement to which Borrower is a party with a third party or parties, (a) any default resulting in a right by such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness in an amount individually or in the aggregate in excess of $500,000; (b) any default by Borrower, the result of which could cause a Material Adverse Change; or (c) any default by Borrower, an Affiliate of Borrower, or a Subsidiary of Borrower under the ALU Debt, the Intercreditor Agreement or any related agreements; provided, however, that an Event of Default under this Section 8.6 caused by the occurrence of a default under such other agreement shall be cured for purposes of this Agreement if and when such default under such other agreement has been definitively cured or waived, no right of acceleration under such other agreement, or threat of a Material Adverse Change, remains, and Borrower has provided to Bank evidence of the foregoing reasonably satisfactory to Bank.

8.7 Judgments. One or more final judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least $500,000 (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against Borrower and the same are not, within ten (10) days after the entry thereof, discharged or execution thereof stayed or bonded pending appeal, or such judgments are not discharged prior to the expiration of any such stay (provided that no Credit Extensions will be made prior to the discharge, stay, or bonding of such judgment, order, or decree);

8.8 Misrepresentations. Borrower or any Person acting for Borrower makes any representation, warranty, or other statement now or later in any Loan Document or in any writing delivered to Bank or to induce Bank to enter into any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;

8.9 Subordinated Debt. Any document, instrument, or agreement evidencing any Subordinated Debt shall for any reason be revoked or invalidated or otherwise cease to be in full force and effect, any Person shall be in breach thereof or contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations shall for any reason be subordinated or shall not have the priority contemplated by this Agreement;

8.10 [Reserved]

8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal (i) has, or could reasonably be expected to have, a Material Adverse Change, or (ii) adversely affects the legal qualifications of Borrower or any of its Subsidiaries to hold such Governmental Approval in any applicable jurisdiction and such revocation, rescission, suspension, modification or non-renewal could reasonably be expected to affect the status of or legal qualifications of Borrower or any of its Subsidiaries to hold any Governmental Approval in any other jurisdiction.

9	BANK’S RIGHTS AND REMEDIES

9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:

(a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);

(b) stop advancing money or extending credit for Borrower’s benefit under this Agreement or under any other agreement between Borrower and Bank;

(c) demand that Borrower (A) deposit cash with Bank in an amount equal to 105% of the Dollar Equivalent of the aggregate face amount of all letters of credit issued by Bank on behalf of the Borrower remaining undrawn (plus all interest, fees, and costs due or to become due in connection therewith (as estimated by Bank in its good faith business judgment)), to secure all of the Obligations relating to such Letters of Credit, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrower shall forthwith deposit and pay such amounts, and (B) pay in advance all letter of credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;

(d) terminate any FX Forward Contracts;

(e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrower money of Bank’s security interest in such funds, and verify the amount of such account;

(f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrower shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;

(g) apply to the Obligations of Borrower (A) any balances and deposits Borrower holds, or (B) any amount held by Bank owing to or for the credit or the account of Borrower;

(h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrower’s labels, Patents, Copyrights, mask works, rights of use of any name, trade secrets, trade names, Trademarks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section 9, Borrower’s rights under all licenses and all franchise agreements inure to Bank’s benefit;

(i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;

(j) demand and receive a copy of Borrower’s Books; and

(k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).

9.2 Power of Attorney. Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse Borrower’s name on any checks or other forms of payment or security; (b) sign Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as Borrower’s attorney in fact, and all of Bank’s rights and powers, are coupled with an interest and are irrevocable until all Obligations have been fully repaid and performed and Bank’s obligation to provide Credit Extensions has terminated.

9.3 Protective Payments. If Borrower fails to obtain the insurance called for by Section 6.5 or fails to pay any premium thereon within five (5) Business Days or fail to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest rate applicable to the Obligations, and secured by the Collateral. Bank will make reasonable efforts to provide Borrower with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.

9.4 Application of Payments and Proceeds Upon Event of Default. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrower’s account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations of Borrower in such order and manner as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower by credit to Borrower’s Designated Deposit Account or to other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrower bears all risk of loss, damage or destruction of the Collateral.

9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrower of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank to demand strict performance and compliance herewith or therewith or at a later time to demand strict performance and compliance herewith or therewith from Borrower. No waiver hereunder shall be effective unless signed by the party granting the waiver and then is only effective for the specific instance and purpose for which it is given. Both parties’ rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank and Borrower each have all rights and remedies provided under the Code, by law, or in equity. Bank’s or Borrower’s exercise of one right or remedy is not an election and shall not preclude such party from exercising any other remedy under this Agreement or other remedy available at law or in equity, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s or Borrower’s delay in exercising any remedy is not a waiver, election, or acquiescence.

9.7 Demand Waiver. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrower is liable.

10	NOTICES

All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or Borrower may change their mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, CA 94538
Attn: Chief Financial Officer
Fax: (510) 438-5376
Email: dbencala@ikanos.com

with a copy to:

Ikanos Communications, Inc.
47669 Fremont Boulevard
Fremont, CA 94538
Attn: General Counsel
Fax: (510) 438-5376
Email: legal@ikanos.com

If to Bank:	Silicon Valley Bank
555 Mission Street
Suite 900
San Francisco, CA 94105
United States of America
Attn: Elisa Sun
Fax: +1.415.764.3115
Email: esun@svb.com

11	CHOICE OF LAW, VENUE, JURY TRIAL WAIVER, JUDICIAL REFERENCE, CURRENCY

Unless otherwise specified in a particular Loan Document, California law governs the Loan Documents without regard to principles of conflicts of law. Borrower and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address for Borrower set forth in, or subsequently provided by Borrower in accordance with, Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.

TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BANK AND BORROWER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR EACH PARTY TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure Section 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.

If a judgment or order is rendered by any court, tribunal, arbitration panel, or private judge for the payment of any amounts owing to Bank under any Loan Document or for the payment of damages in respect of any breach of any Loan Document or any provision or term thereof and such judgment or order is expressed in currency (the “Judgment Currency”) other than Dollars, Borrower agrees, notwithstanding any such judgment or order, to indemnify and hold harmless the Bank against any deficiency in Dollars in the amounts received by Bank arising or resulting from any variation between (i) the rate of exchange at which Dollars are converted into the Judgment Currency for the purpose of the judgment or order, and (ii) the Dollar Equivalent of the amount of the Judgment Currency actually received by Bank. The indemnity in this paragraph constitutes an obligation of Borrower which is separate and independent from Borrower’s other obligations under this Agreement. The indemnity in this paragraph shall apply irrespective of any waiver, forbearance, amendment, action, inaction, delay, failure to require performance, course of conduct, or other indulgence granted by Bank. Bank shall not be required to provide any proof or evidence of any actual loss.

12	GENERAL PROVISIONS

12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrower may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrower, to sell, transfer, assign, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.

12.2 Indemnification. Borrower agrees to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) claimed or asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or expenses (including Bank Expenses) in any way suffered, incurred, or paid by such Indemnified Person as a result of, following from, consequential to, or arising from transactions between Bank and Borrower (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.

12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.

12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.

12.5 Correction of Loan Documents. Bank may correct obvious errors and fill in any blanks in the Loan Documents consistent with the agreement of the parties and with the written consent of Borrower.

12.6 Amendments in Writing; Waiver; Integration. No purported amendment or modification of any Loan Document, or waiver, discharge or termination of any obligation under any Loan Document, shall be enforceable or admissible unless, and only to the extent, expressly set forth in a writing signed by the party against which enforcement or admission is sought. Without limiting the generality of the foregoing, no oral promise or statement, nor any action, inaction, delay, failure to require performance or course of conduct shall operate as, or evidence, an amendment, supplement or waiver or have any other effect on any Loan Document. Any waiver granted shall be limited to the specific circumstance expressly described in it, and shall not apply to any subsequent or other circumstance, whether similar or dissimilar, or give rise to, or evidence, any obligation or commitment to grant any further waiver. The Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of the Loan Documents merge into the Loan Documents.

12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Agreement.

12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and satisfied. The grant of security interest by Borrower in Section 4.1 shall survive until the termination of all Bank Services Agreements or until released in accordance with Section 4.1, and the obligation of Borrower in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.

12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates (such Subsidiaries and Affiliates, together with Bank, collectively, “Bank Entities”); (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use its best efforts to obtain any prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank with terms no less restrictive than those contained herein. Confidential information does not include information that is either: (i) in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) disclosed to Bank by a third party if Bank does not know that the third party is prohibited from disclosing the information.

Bank Entities may use confidential information for reporting purposes and the development and distribution of databases and market analysis so long as such confidential information is aggregated and anonymized prior to distribution unless otherwise expressly permitted by Borrower. The provisions of the immediately preceding sentence shall survive the termination of this Agreement.

12.10 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrower and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.

12.11 Electronic Execution of Documents. The words “execution,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

12.12 Captions. The headings used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

12.13 Construction of Agreement. The parties mutually acknowledge that they and their attorneys have participated in the preparation and negotiation of this Agreement. In cases of uncertainty this Agreement shall be construed without regard to which of the parties caused the uncertainty to exist.

12.14 Relationship. The relationship of the parties to this Agreement is determined solely by the provisions of this Agreement. The parties do not intend to create any agency, partnership, joint venture, trust, fiduciary or other relationship with duties or incidents different from those of parties to an arm’s-length contract.

12.15 Third Parties. Nothing in this Agreement, whether express or implied, is intended to: (a) confer any benefits, rights or remedies under or by reason of this Agreement on any persons other than the express parties to it and their respective permitted successors and assigns; (b) relieve or discharge the obligation or liability of any person not an express party to this Agreement; or (c) give any person not an express party to this Agreement any right of subrogation or action against any party to this Agreement.

13	DEFINITIONS

13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, numbers denoting amounts that are set off in parenthesis are negative, the words “share” and “shareholder,” in the context of equity ownership, shall be synonymous with “stock” and “stockholder.” As used in this Agreement, the following terms have the following meanings:

“Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.

“Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

“Adjusted Quick Ratio” shall mean the ratio of (a) the sum of Borrower’s (i) unrestricted cash and Cash Equivalents in accounts at Bank (including cash of Borrower’s Indian Subsidiary) plus (ii) Borrower’s gross domestic and international Accounts, to (b) the sum of Borrower’s (i) Current Liabilities other than deferred revenue and excluding any ALU Debt plus (ii) without duplication, Indebtedness to Bank; provided that, for purposes of calculating the ratio, cash and Cash Equivalents of Borrower’s Indian Subsidiary shall be capped at $3,000,000.

“Advance” or “Advances” means an advance (or advances) under the Revolving Line in the form of one (or more) US Advance(s) or Singapore Advance(s).

“Affiliate” is, with respect to any Person, each other Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.

“Agreement” is defined in the preamble hereof.

“ALU Debt” means Indebtedness to Alcatel-Lucent USA Inc. incurred pursuant to (i) that certain loan and security agreement dated September 29, 2014 by and between Alcatel-Lucent USA Inc. and Borrower and subject to the Intercreditor Agreement and (ii) any pre-payments from Alcatel-Lucent International, not to exceed $4.5 million, to the Borrower whose pay back will be based on future shipments to Alcatel-Lucent International.

“Annual Financial Statements” is defined in Section 6.2(e).

“Asset-Based Threshold” means an Adjusted Quick Ratio of 1.40 to 1.00. If Borrower’s Adjusted Quick Ratio is less than or equal to 1.40 to 1.00, Borrower is “at or below” the Asset-Based Threshold. If Borrower’s Adjusted Quick Ratio is more than 1.40 to 1.00, Borrower is “above” the Asset-Based Threshold.

“Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the Dollar Equivalent amount of the outstanding principal balance of any Advances.

“Bank” is defined in the preamble hereof.

“Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Document (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to any Credit Party.

“Bank Services” are any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its respective Subsidiaries by Bank or any Bank Affiliate, including, without limitation, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in Bank’s various agreements related thereto (each, a “Bank Services Agreement”).

“Borrower” is defined in the preamble hereof.

“Borrower’s Books” are all of Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.

“Borrowing Base” is 80% of Eligible Accounts, as determined by Bank from Borrower’s most recent Transaction Report; provided, however, that Bank may decrease the foregoing percentage in its good faith business judgment based on events, conditions, contingencies, or risks which, as determined by Bank, may adversely affect Collateral.

“Borrowing Base Report” is defined in Section 6.2(b).

“Borrowing Resolutions” are, with respect to any Person, those resolutions adopted by such Person’s Board of Directors and delivered by such Person to Bank approving the Loan Documents to which such Person is a party and the transactions contemplated thereby, together with a certificate in the form attached hereto as Exhibit F executed by its Secretary on behalf of such Person. At a minimum, such certificate must include a certification that (a) such Person has the authority to execute, deliver, and perform its obligations under each of the Loan Documents to which it is a party, (b) attached as an exhibit to such certificate is a true, correct, and complete copy of the resolutions then in full force and effect authorizing and ratifying the execution, delivery, and performance by such Person of the Loan Documents to which it is a party, (c) the name(s) of the Person(s) authorized to execute the Loan Documents on behalf of such Person, together with a sample of the true signature(s) of such Person(s), are provided and (d) Bank may conclusively rely on such certificate unless and until such Person shall have delivered to Bank a further certificate canceling or amending such prior certificate.

“Business Day” is any day that is not a Saturday, Sunday or other day on which banking institutions in the State of California are authorized or required by law or other governmental action to close, except that if any determination of a “Business Day” shall relate to a LIBOR Advance, the term “Business Day” shall also mean a day on which dealings are carried on in the London interbank market, and if any determination of a “Business Day” shall relate to an FX Forward Contract, the term “Business Day” shall mean a day on which dealings are carried on in the country of settlement of the Foreign Currency.

“Capital Lease Obligations” shall mean all monetary obligations of a person under any leasing or similar arrangement which, in accordance with GAAP, is classified as a capital lease.

“Cash Collateral Account” means a Deposit Account (a) maintained with Bank or (b) covered by a Control Agreement in favor of Bank.

“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States, or any state government or issued by any agency thereof, in each case maturing within one (1) year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by Bank or by any other commercial bank organized under the laws of the United States or any state thereof; (c) commercial paper of an issuer rated at least A by S&P or by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (d) repurchase obligations entered into with Bank or any other commercial bank satisfying the requirements of clause (b) of this definition; (e) securities with maturities of one (1) year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or by Moody’s; (f) securities with maturities of one (1) year or less from the date of acquisition backed by standby letters of credit issued by Bank or any other commercial bank; and (g) money market funds that are rated AA by S&P or Aa by Moody’s or carrying an equivalent rating by a nationally recognized rating agency and shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of any of clauses (a) through (g) of this definition.

“Change in Control” means, with respect to any Person, any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than a trustee or other fiduciary holding securities under an employee benefit plan of such Person or a Person who holds equity interests in such “person” on the date of this Agreement, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing 25% or more of the combined voting power of such Person’s then outstanding securities; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of such Person (together with any new directors whose election by the Board of Directors of such Person was approved by a vote of not less than two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (c) Borrower ceases to own 100% of Ikanos Singapore.

“Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.

“Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.

“Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.

“Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.

“Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.

“Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another such as an obligation, in each case, directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.

“Continuation Date” means any date on which Borrower continues a LIBOR Advance into another Interest Period.

“Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.

“Conversion Date” means any date on which Borrower converts a Prime Rate Advance to a LIBOR Advance or a LIBOR Advance to a Prime Rate Advance.

“Copyrights” are any and all copyright rights, copyright applications, copyright registrations and like protections in each work or authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret.

“Credit Extension” is any Advance, or any other extension of credit by Bank for Borrower’s benefit.

“Credit Party” means Borrower.

“Current Liabilities” means the sum of all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.

“Default Rate” is defined in Section 2.3(b).

“Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.

“Designated Deposit Account” is the deposit account to be established at Bank in the name of Borrower.

“Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States.

“Dollar Equivalent” is, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by Bank at such time on the basis of the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.

“Domestic Subsidiary” is a Subsidiary organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Effective Date” is defined in the preamble hereof.

“Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all of Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment. Unless Bank otherwise agrees in writing, Eligible Accounts shall not include:

(a)	Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;

(b)	Accounts that the Account Debtor has not paid within ninety (90) days of invoice date regardless of invoice payment period terms, except for the following Account Debtors that are ineligible only with respect to Accounts that the Account Debtor has not paid within one hundred and twenty (120) days: Alcatel, Sagem, Flextronics, ZTE and Nokia;

(c)	Accounts with credit balances over ninety (90) days from invoice date, except for the following Account Debtors that are ineligible only with credit balances over one hundred and twenty (120) days: Alcatel, Sagem, Flextronics, ZTE and Nokia;

(d)	Accounts owing from an Account Debtor, in which 50% or more of the Accounts have not been paid within ninety (90) days of invoice date, except for the following Account Debtors that are ineligible only with respect to Accounts that the Account Debtor has not paid within one hundred and twenty (120) days: Alcatel, Sagem, Flextronics, ZTE and Nokia;

(e)	Accounts owing from an Account Debtor which does not have its principal place of business in the United States, except for Eligible Foreign Account Debtors whose Accounts are collected through a US Dollar deposit account maintained at Bank in the name of Borrower;

(f)	Accounts billed and/or payable outside of the United States (sometimes called foreign invoiced accounts), except for Accounts from Eligible Foreign Account Debtors;

(g)	Accounts owing from an Account Debtor to the extent that Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise - sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts);

(h)	Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed 25% of all Accounts (except with respect to Accounts owing from Amod Technology, whose total obligations to Borrower exceed 35% of all Accounts), for the amounts that exceed that percentage, unless Bank approves in writing;

(i)	Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;

(j)	Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

(k)	Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);

(l)	Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);

(m)	Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);

(n)	Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;

(o)	Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);

(p)	Accounts for which the Account Debtor has not been invoiced;

(q)	Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;

(r)	Accounts for which Borrower has permitted Account Debtor’s payment to extend beyond ninety (90) days, except for the following Account Debtors that are ineligible only with respect to Accounts that the Account Debtor has not paid within one hundred and twenty (120) days: Alcatel, Sagem, Flextronics, ZTE and Nokia;

(s)	Accounts arising from chargebacks, debit memos or other payment deductions taken by an Account Debtor (except to the extent the chargeback is determined invalid and subsequently collected by Borrower);

(t)	Accounts arising from product returns and/or exchanges (sometimes called “warranty” or “RMA” accounts;

(u)	Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business; and

(v)	Accounts for which Bank in its good faith business judgment determines collection to be doubtful, including, without limitation, accounts represented by “refreshed” or “recycled” invoices.

“Eligible Foreign Account Debtors” means the Account Debtors listed on Exhibit E.

“Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.

“ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.

“Event of Default” is defined in Section 8.

“Exchange Act” is the Securities Exchange Act of 1934, as amended.

“Foreign Currency” means lawful money of a country other than the United States.

“Foreign Subsidiary” means a Subsidiary which is not organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“Funding Date” is any date on which a Credit Extension is made to or for the account of Borrower which shall be a Business Day.

“FX Forward Contract” is any foreign exchange contract by and between Borrower and Bank under which Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency on a specified date.

“GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all Intellectual Property, claims, income and other tax refunds, security and other deposits, payment intangibles, contract rights, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.

“Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.

“Ikanos Communications” is Ikanos Communications Ltd., a Cayman Islands company.

“Ikanos Singapore” is Ikanos Communications (Singapore) Private Limited, (registration no. 200702041W), a company incorporated under the laws of Singapore and a wholly-owned Subsidiary of Borrower.

“Ikanos Technology” is Ikanos Technology Ltd., a Cayman Islands company.

“Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, but specifically excluding intercompany payables arising in the ordinary course of business for goods or services, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.

“Indemnified Person” is defined in Section 12.2.

“Indian Subsidiary” is Ikanos Communications (India) Private Ltd.

“Initial Audit” is Bank’s inspection of the Collateral and Borrower’s Books.

“Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

“Intellectual Property” means all right, title, and interest in and to the following: (a) Copyrights, Trademarks and Patents; (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how, operating manuals; (c) any and all source code; (d) any and all design rights which may be available to Borrower; (e) Intellectual Property Claims; and (f) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents.

“Intellectual Property Claims” means all right, title, and interest in and to any and all claims for damages by way of past, present and future infringement of any of the items listed in (a) through (d) of the definition of Intellectual Property, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above and in items (a) through (d) of the definition of Intellectual Property.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated September 29, 2014 by and between Alcatel-Lucent USA, Inc. and Bank.

“Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).

“Interest Payment Date” means (i) the last day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), (ii) with respect to any LIBOR Advance, the last day of each Interest Period applicable to such LIBOR Advance, and (iii) with respect to any amounts converted into a LIBOR Advance, the date of such conversion (to the extent of the amount converted to a LIBOR Advance).

“Interest Period” means, as to any LIBOR Advance, the period commencing on the date of such LIBOR Advance, or on the conversion/continuation date on which the LIBOR Advance is converted into or continued as a LIBOR Advance, and ending on the date that is 30, 60 or 90 days thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Advance shall end later than the Revolving Line Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Advance, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Advance that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.

“Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Advance.

“Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.

“Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.

“Judgment Currency” is defined in Section 11.

“Letter of Credit” means a standby or commercial letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.

“Letter of Credit Application” is defined in Section 2.1.2(b).

“Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(e).

“Letter of Credit Sublimit” means 100% of the Revolving Line.

“LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Advance to be made, continued as or converted into a LIBOR Advance, the rate of interest per annum determined by Bank to be the per annum rate of interest at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Advance.

“LIBOR Advance” means an Advance that bears interest based at the LIBOR Rate.

“LIBOR Rate” means, for each Interest Period in respect of LIBOR Advances comprising part of the same Advances, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to the greater of the (a) LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period and (b) 1.50%.

“LIBOR Rate Margin” is 325 basis points.

“Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.

“Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the Singapore Debenture, the Singapore Share Charge, the Uncertificated Security Control Agreement, the Intercreditor Agreement, any Bank Services Agreement, any note, or notes or guaranties executed by Borrower, and any other present or future agreement between Borrower and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.

“Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral provided by Borrower; (b) a material adverse change in, or material adverse effect on, the business, operations, assets, properties, liabilities (actual or contingent), condition (financial or otherwise), or prospects of the Credit Parties, taken as a whole; (c) a material impairment of the rights and remedies of Bank under any loan documentation, or of the ability of any Credit Party to perform its obligations under any loan documentation to which it is a party; or (d) a material adverse effect upon the legality, validity, binding effect, or enforceability against any Credit Party of any loan documentation to which it is a party.

“Monthly Financial Statements” is defined in Section 6.2(c).

“Net Income” means, as calculated on a consolidated basis for Borrower and its Subsidiaries for any period as at any date of determination, the net profit (or loss), after provision for taxes, of Borrower and its Subsidiaries for such period taken as a single accounting period.

“Non-Loan Parties” means all Affiliates of the Credit Parties who are not Borrower.

“Notice of Borrowing” means a notice given by Borrower to Bank in accordance with Section 3.5, substantially in the form of Exhibit B, with appropriate insertions.

“Notice of Conversion/Continuation” means a notice given by Borrower to Bank in accordance with Section 3.6, substantially in the form of Exhibit C, with appropriate insertions.

“Obligations” are Borrower’s obligations to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower owes Bank now or later, whether under this Agreement, the other Loan Documents, or otherwise, including, without limitation, all obligations relating to any letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower assigned to Bank, and to perform all of Borrower’s duties under the Loan Documents.

“Operating Documents” are, for any Person, such Person’s formation documents and/or certificate of incorporation, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than thirty (30) days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws or memorandum and articles of association in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

“Overadvance” is defined in Section 2.2.

“Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same.

“Payment” means all checks, wire transfers, and other items of payment received by Bank (including proceeds of Accounts and payment of the Obligations in full) for credit to Borrower outstanding Credit Extensions or other Obligations or, if the balance of the Credit Extensions has been reduced to zero, for credit to Borrower’s deposit account.

“Perfection Certificate” is defined in Section 5.1.

“Permitted Acquisition” means an acquisition by Borrower or a Non-Loan Party of all of the outstanding capital stock of Persons that are not Affiliates or of assets not owned by Affiliates constituting an ongoing business or line of business, but only if all of the following conditions are fulfilled:

(a)	Borrower shall have provided Bank not less than thirty (30) days written notice of such acquisition;

(b)	the acquired Person or ongoing business or line of business is engaged in business activities primarily conducted within the United States and in business activities which the acquiring Person is permitted to engage in pursuant to Section 7.2 or a line of business reasonably related thereto;

(b)	if the acquisition is by Borrower, any applicable Person so acquired becomes Borrower or under the Loan Documents;

(c)	prior to entering into an acquisition, Borrower shall have demonstrated to Bank’s satisfaction that Borrower shall be in pro forma compliance with the covenants and agreements set forth in this Agreement (including those in Section 6.7) for the four fiscal quarters succeeding the acquisition, it being understood that such covenants shall be determined on a pro forma basis;

(d)	no Event of Default has occurred or is continuing before giving effect to such acquisition and no Event of Default or Material Adverse Change could reasonably be expected to be caused by such acquisition; and

(e)	immediately after giving effect to any such acquisition, Borrower shall have an Adjusted Quick Ratio of not less than 1.30 to 1.00.

“Permitted Distributions” means:

i.	purchases of capital stock of Borrower from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $100,000 in any fiscal year, provided that at the time of such purchase no Event of Default has occurred and is continuing;

ii.	distributions or dividends consisting solely of Borrower’s capital stock;

iii.	purchases for value of any rights distributed in connection with any stockholder rights plan of Borrower;

iv.	purchases of capital stock of Borrower or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities of Borrower;

v.	purchases of capital stock of Borrower pledged as collateral for loans to employees;

vi.	purchases of capital stock of Borrower in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

vii.	purchases of fractional shares of capital stock of Borrower arising out of stock dividends, splits or combinations or business combinations; and

viii.	the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions.

“Permitted Indebtedness” is:

(a)	Borrower’s Indebtedness to Bank under this Agreement and the other Loan Documents;

(b)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) existing on the Effective Date and shown on the Perfection Certificate;

(c)	Subordinated Debt;

(d)	ALU Debt, provided, however, that such indebtedness shall not exceed $14,500,000;

(e)	unsecured Indebtedness to trade creditors incurred in the ordinary course of business;

(f)	Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;

(g)	Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder;

(h)	Indebtedness consisting of Capital Lease Obligations in an aggregate amount not to exceed $500,000 at any time;

(i)	Indebtedness of Borrower to any Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of Borrower (provided that the primary obligations are not prohibited hereby), and Indebtedness of any Subsidiary to Borrower in an aggregate principal amount not to exceed $500,000 or any other Subsidiary and Contingent Obligations of any Subsidiary with respect to obligations of any other Subsidiary (provided that the primary obligations are not prohibited hereby);

(j)	other unsecured Indebtedness (other than Indebtedness to any officer, director, or shareholder of Borrower) in an aggregate amount not to exceed $250,000 at any time; and

(k)	extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness specified in (b) above, provided that the principal amount thereof is not increased or the terms thereof are not modified to impose more burdensome terms upon Borrower or its Subsidiaries, as the case may be.

“Permitted Investments” are:

(a)	Investments (including, without limitation, Subsidiaries) existing on the Effective Date and shown on the Perfection Certificate;

(b)	Investments consisting of Cash Equivalents;

(c)	Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business;

(d)	Investments consisting of deposit accounts in which Bank has a perfected security interest;

(e)	Investments accepted in connection with Transfers otherwise permitted by Section 7.1;

(f)	Investments consisting of (i) travel advances and employee relocation loans and other employee loans and advances in the ordinary course of business, and (ii) loans to employees, officers or directors relating to the purchase of equity securities of Borrower or its Subsidiaries pursuant to employee stock purchase plans or agreements approved by Borrower’s Board of Directors;

(g)	Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business;

(h)	Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers who are not Affiliates, in the ordinary course of business; provided that this paragraph (h) shall not apply to Investments of Borrower in any Subsidiary;

(i)	Investments by a Credit Party in a Subsidiary of a Credit Party in an amount not to exceed $1,000,000 in the aggregate in any fiscal year; and

(j)	other Investments in an amount not to exceed $250,000 per fiscal year.

“Permitted Liens” are:

(a)	Liens existing on the Effective Date and shown on the Perfection Certificate or arising under this Agreement and the other Loan Documents;

(b)	Liens for taxes, fees, assessments or other government charges or levies, either (i) not due and payable or (ii) being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;

(c)	purchase money Liens (i) on Equipment acquired or held by Borrower incurred for financing the acquisition of the Equipment securing no more than $250,000 in the aggregate amount outstanding, or (ii) existing on Equipment when acquired, if the Lien is confined to the property and improvements and the proceeds of the Equipment;

(d)	Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $250,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;

(e)	Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA);

(f)	leases or subleases of real property granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), and leases, subleases, non-exclusive licenses or sublicenses of personal property (other than Intellectual Property) granted in the ordinary course of Borrower’s business (or, if referring to another Person, in the ordinary course of such Person’s business), if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest therein;

(g)	non-exclusive licenses of Intellectual Property granted to third parties in the ordinary course of business;

(h)	Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;

(i)	Liens in favor of other financial institutions arising in connection with Borrower’s permitted deposit and/or securities accounts held at such institutions, provided that Bank has a perfected security interest in the amounts held in such deposit and/or securities accounts;

(j)	Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness may not increase; and

(k)	Liens in favor of Alcatel-Lucent USA Inc. pursuant to that certain loan and security agreement dated September 29, 2014 by and between Alcatel-Lucent USA Inc. and Borrower and subject to the terms of the Intercreditor Agreement.

“Permitted Transfers” are any of the following:

(a) Transfers to Borrower;

(b) Transfers of Intellectual Property and Intellectual Property Claims from Borrower to Ikanos Technology in the ordinary course of Borrower’s business;

(c) Transfers of Inventory and Accounts from Ikanos Technology to Ikanos Singapore in the ordinary course of Ikanos Technology’s business;

(d) Transfers of funds made in the ordinary course of the Borrower’s business to Subsidiaries for the purpose of funding payroll and other ordinary course expenses; and

(e) Transfers of assets during any fiscal year with a fair market value not in excess of $500,000 in the aggregate for all such Transfers.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Prime Rate” is the greater of (a) the WSJ Prime Rate, and (b) 3.25%.

“Prime Rate Advance” means an Advance that bears interest based at the Prime Rate.

“Prime Rate Margin” is 250 basis points, unless Borrower is above the Asset-Based Threshold, in which case it is 150 basis points.

The term “rate of exchange” shall include any premiums, taxes and costs of exchange payable in connection with the purchase of or conversion into a relevant currency and shall be determined by the Bank in accordance with its normal procedures.

“Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.

“Regulatory Change” means, with respect to Bank, any change on or after the date of this Agreement in United States federal, state, or foreign laws or regulations, including Regulation D, or the adoption or making on or after such date of any interpretations, directives, or requests applying to a class of lenders including Bank, of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

“Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserves” means, as of any date of determination, such amounts as Bank may from time to time establish and revise in its good faith business judgment, reducing the amount of Advances and other financial accommodations which would otherwise be available to Borrower (a) to reflect events, conditions, contingencies or risks which, as determined by Bank in its good faith business judgment, do or may adversely affect (i) the Collateral or any other property which is security for the Obligations or its value (including without limitation any increase in delinquencies of Accounts), (ii) the assets, business or prospects of Borrower, or (iii) the security interests and other rights of Bank in the Collateral (including the enforceability, perfection and priority thereof); or (b) to reflect Bank’s good faith belief that any collateral report or financial information furnished by or on behalf of Borrower to Bank is or may have been incomplete, inaccurate or misleading in any material respect; or (c) in respect of any state of facts which Bank determines in good faith constitutes an Event of Default or may, with notice or passage of time or both, constitute an Event of Default.

“Reserve Requirement” means, for any Interest Period, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D against “Eurocurrency liabilities” (as such term is used in Regulation D) by member banks of the Federal Reserve System. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by Bank by reason of any Regulatory Change against (a) any category of liabilities which includes deposits by reference to which the LIBOR Rate is to be determined as provided in the definition of LIBOR or (b) any category of extensions of credit or other assets which include Advances.

“Responsible Officer” is, with respect to Borrower, any of the following officers of Borrower: the Chief Executive Officer, President, Chief Financial Officer, and Controller of Borrower.

“Restricted License” is any material license or other agreement with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral.

“Revolving Line” is an Advance or Advances in an amount equal to $20,000,000.

“Revolving Line Maturity Date” is the date that is the third anniversary of the Effective Date.

“Revolving Line Utilization” is, at any time, the sum of the outstanding principal amount of any Advances.

“SEC” shall mean the U.S. Securities and Exchange Commission, any successor thereto, and any analogous Governmental Authority.

“Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.

“Singapore Share Charge” is the share charge to be entered into between Borrower and the Bank on the Effective Date in respect of 65% of the issued and paid-up share capital of Ikanos Singapore.

“Subordinated Debt” is indebtedness incurred by Borrower subordinated to all of Borrower’s Obligations to Bank (pursuant to a subordination, intercreditor, or other similar agreement in form and substance satisfactory to Bank entered into between Bank and the other creditor), on terms acceptable to Bank.

“Subsidiary” is, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

“Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.

“Trademarks” means any trademark and service mark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of Borrower connected with and symbolized by such trademarks.

“Transaction Report” is a report substantially in the form of the Excel spreadsheet provided by Bank. The initial form of Transaction Report is attached hereto as Exhibit G and such form may be updated from time to time by Bank in its sole discretion.

“Transfer” is defined in Section 7.1.

“Uncertificated Security Control Agreement” means (i) the uncertificated security control agreement to be entered into on the Effective Date among Ikanos Singapore, Ikanos Communications and Bank; and (ii) the uncertificated security control agreement to be entered into on the Effective Date among Ikanos Singapore, Ikanos Technology and Bank.

“Unused Revolving Line Facility Fee” is defined in Section 2.4(c).

“WSJ Prime Rate” is the rate most recently announced as the “prime rate” in the Money Rates section of The Wall Street Journal, or if such rate is not published, as reasonably determined by Bank by reference to a similar publication.

IN WITNESS WHEREOF, the parties hereto have caused this Loan and Security Agreement to be executed as of the Effective Date.

BORROWER:

IKANOS COMMUNICATIONS, INC., a Delaware corporation

By	/s/ Dennis Bencala
Name:	Dennis Bencala
Title:	CFO & VP of Finance

BANK:

SILICON VALLEY BANK

By	/s/ Mark Harris
Name:	Mark Harris
Title:	Managing Director

[Signature page to First Amended and Restated Loan and Security Agreement]

EXHIBIT A - COLLATERAL DESCRIPTION

The Collateral consists of all of Borrower’s right title and interest in and to the following personal property:

All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and

all Borrower’s Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing.

Notwithstanding the foregoing, the Collateral does not include more than 65% of the presently existing and hereafter arising issued and outstanding shares of capital stock owned by Borrower of any Foreign Subsidiary which shares entitle the holder thereof to vote for directors or any other matter.

EXHIBIT B – FORM OF NOTICE OF BORROWING

IKANOS COMMUNICATIONS, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention: CorporateServices Department

RE:	First Amended and Restated Loan and Security Agreement dated as of October 3, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), between IKANOS COMMUNICATIONS, INC. (“Borrower”), and SILICON VALLEY BANK (“Bank”)

Ladies and Gentlemen:

The undersigned refer to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby give you notice irrevocably, pursuant to Section 3.5(a) of the Loan Agreement, of the borrowing of an Advance.

1.	The Funding Date, which shall be a Business Day, of the requested borrowing is .

2.	The aggregate amount of the requested borrowing is $ .

3.	The requested Advance shall consist of $ of Prime Rate Advances and $ of LIBOR Advances.

4.	The duration of the Interest Period for the LIBOR Advances included in the requested Advance shall be months.

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed Advance before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:

a)	all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date;

b)	no Default or Event of Default has occurred and is continuing, or would result from such proposed Advance; and

c)	the requested Advance will not cause the Revolving Line Utilization to exceed the lesser of either (i) the Revolving Line or the (ii) Borrowing Base.

[Signature page follows]

BORROWER:	IKANOS COMMUNICATIONS, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

EXHIBIT C – FORM OF NOTICE OF CONVERSION/CONTINUATION

IKANOS COMMUNICATIONS, INC.

Date:

TO:	SILICON VALLEY BANK
3003 Tasman Drive
Santa Clara, CA 95054
Attention:

RE:	First Amended and Restated Loan and Security Agreement dated as of October 3, 2014 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), between IKANOS COMMUNICATIONS, INC. (“Borrower”), and SILICON VALLEY BANK (the “Bank”)

Ladies and Gentlemen:

The undersigned refer to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby give you notice irrevocably, pursuant to Section 3.6 of the Loan Agreement, of the [conversion] [continuation] of the Advances specified herein, that:

1.	The date of the [conversion] [continuation] is , 20 .

2.	The aggregate amount of the proposed Advances

to be [converted] is $

or

to be [continued] is $                .

3.	The Advances are to be [converted into] [continued as] [LIBOR] [Prime Rate] Advances.

4.	The duration of the Interest Period for the LIBOR Advances included in the [conversion] [continuation] shall be months.

The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:

a)	all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and

b)	no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].

[Signature page follows]

BORROWER:	IKANOS COMMUNICATIONS, INC.

By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
%

EXHIBIT D - COMPLIANCE CERTIFICATE

TO:	SILICON VALLEY BANK	Date:

FROM:	IKANOS COMMUNICATIONS, INC.

The undersigned authorized officers of IKANOS COMMUNICATIONS, INC. (“Borrower”) certify that under the terms and conditions of the Loan and Security Agreement between Borrower and Bank (the “Loan Agreement”), (1) Borrower is in complete compliance for the period ending                 with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Loan Agreement are true and correct in all material respects on this date except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and Borrower and each of its Subsidiaries have timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower or a Subsidiary, except as otherwise permitted pursuant to the terms of Section 5.9 of the Loan Agreement, and (5) no Liens have been levied or claims made against Borrower or any of its Subsidiaries relating to unpaid employee payroll or benefits of which Borrower has not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certify that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that Borrower is not in compliance with any of the terms of the Loan Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Loan Agreement.

Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenants	Required	Complies
Borrowing Base Reports	Monthly, within 30 days	Yes No
Transaction Report	Weekly, however, monthly within 30 days if Borrower is above the Asset-Based Threshold	Yes No
Monthly Financial Statements	Monthly, within 30 days	Yes No
Cash Holding Report	Monthly, within 30 days	Yes No
Cash Holding Report	Monthly, within 30 days	Yes No
Compliance Certificate	Monthly, within 30 days and annually together with delivery of Audited Annual Financials Statements	Yes No
Board Projections	Annual, within 45 days of Borrower FYE	Yes No
Audited Annual Financial Statements	Annual, within 120 days of Borrower FYE	Yes No
10-Q, 10-K and 8-K	Within 5 days after filing with SEC	Yes No

Financial Covenants	Required	Actual	Complies
Maintain at all times, tested as indicated:
Adjusted Quick Ratio (Monthly)	>1.20:1.00	:1.00	Yes No

The following financial covenant analyses and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.

The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

IKANOS COMMUNICATIONS, INC.	BANK USE ONLY

Received by:
By:	AUTHORIZED SIGNER

Name:	Date:

Title:	Verified:
AUTHORIZED SIGNER

Date:

Compliance Status: Yes No

Schedule 1 to Compliance Certificate

Financial Covenants of Borrower

In the event of a conflict between this Schedule and the Loan Agreement, the terms of the Loan Agreement shall govern.

Dated:

I. Adjusted Quick Ratio (Section 6.7(b))

Required:         At least 1.20:1.00

Actual:

A.	Borrower’s Unrestricted cash and Cash Equivalents held at Bank (including for Borrower’s Indian Subsidiary); provided that cash and Cash Equivalents of Borrower’s Indian Subsidiary shall be capped at $3,000,000 for purposes of this calculation.	$
B.	Gross domestic and international A/R	$
C.	Sum of Line A + Line B	$
D.	All obligations and liabilities of Borrower to Bank	$
E.	To the extent not included in Line D, all obligations of Borrower that mature within one (1) year that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding (i) all other Subordinated Debt, (ii) deferred revenue and (iii) ALU Debt.	$
G.	Current Liabilities (Sum of Line D + Line E)	$
H.	Indebtedness to Bank	$
I.	Sum of Line G + Line H	$
J.	Adjusted Quick Ratio (Line C divided by Line I)	$

Is Line J at least 1.20:1:00?                         No, not in compliance                         Yes, in compliance

EXHIBIT E - ELIGIBLE FOREIGN ACCOUNT DEBTORS

1.	Alacatel Lucent
2.	Alpha Networks
3.	Altima Corp
4.	Amod Technology Co.
5.	Ascendtek
6.	Askey Computer Corp
7.	AVM Comptersysteme Vertreibs GmbH
8.	Benchmark Electronis (s) IP Pte Ltd
9.	Benchmark Electronis (Thailand) Pcl
10.	Cofidur EMS SA
11.	Cybertan Technology
12.	Flextronics (N60)
13.	Hon Hai
14.	Huawei Tech
15.	Jabil Industrial do Brasil Ltda
16.	Kanematsu Corp
17.	Lipers Enterprise Co. Ltd.
18.	Mercury Corp
19.	Metatech Ltd.
20.	NEC Corporation
21.	Orange SA
22.	Paltek
23.	R.H. Electronics Ltd
24.	RAD Data Communications Ltd
25.	Sagem Tunisie SARL
26.	Sertek Inc.
27.	TBP Electronics
28.	UR Holding Spa
29.	Xavi Technologies
30.	ZTE

EXHIBIT F - FORM OF CORPORATE BORROWING CERTIFICATE

BORROWER:	IKANOS COMMUNICATIONS, INC.
BANK:	SILICON VALLEY BANK

Date:

I hereby certify as follows, as of the date set forth above:

1.	I am the Secretary, Assistant Secretary or other officer of the Borrower. My title is as set forth below.

2.	Borrower’s exact legal name is set forth above. Borrower is a corporation existing under the laws of the state of Delaware.

3.	Attached hereto are true, correct and complete copies of Borrower’s Certificate of Incorporation (including amendments), as filed with the Secretary of State of the state in which Borrower is incorporated as set forth in paragraph 1 above. Such Certificate of Incorporation have not been amended, annulled, rescinded, revoked or supplemented, and remain in full force and effect as of the date hereof.

4.	The following resolutions were duly and validly adopted by Borrower’s Board of Directors at a duly held meeting of such directors (or pursuant to a unanimous written consent or other authorized corporate action). Such resolutions are in full force and effect as of the date hereof and have not been in any way modified, repealed, rescinded, amended or revoked, and Bank may rely on them until Bank receives written notice of revocation from Borrower.

RESOLVED, that any one of the following officers or employees of Borrower, whose names, titles and signatures are below, may act on behalf of Borrower:

Name	Title	Signature	Authorized to Add or Remove Signatories
☐
☐
☐
☐

RESOLVED FURTHER, that any one of the persons designated above with a checked box beside his or her name may, from time to time, add or remove any individuals to and from the above list of persons authorized to act on behalf of Borrower.

RESOLVED FURTHER, that such individuals may, on behalf of Borrower:

Borrow Money. Borrow money from Silicon Valley Bank (“Bank”).

Execute Loan Documents. Execute any loan documents Bank requires.

Grant Security. Grant Bank a security interest in any of Borrower’s assets.

Negotiate Items. Negotiate or discount all drafts, trade acceptances, promissory notes, or other indebtedness in which Borrower has an interest and receive cash or otherwise use the proceeds.

Letters of Credit. Apply for letters of credit from Bank.

Foreign Exchange Contracts. Execute spot or forward foreign exchange contracts.

Further Acts. Designate other individuals to request advances, pay fees and costs and execute other documents or agreements (including documents or agreement that waive Borrower right to a jury trial) they believe to be necessary to effectuate such resolutions.

RESOLVED FURTHER, that all acts authorized by the above resolutions and any prior acts relating thereto are ratified.

5.	The persons listed above are Borrower’s officers or employees with their titles and signatures shown next to their names.

By:
Name:
Title:

*** If the Secretary, Assistant Secretary or other certifying officer executing above is designated by the resolutions set forth in paragraph 4 as one of the authorized signing officers, this Certificate must also be signed by a second authorized officer or director of Borrower.

I, the of Borrower, hereby certify as to paragraphs 1 through 5 above, as of the date set forth above.
[print title]

By:
Name:
Title:

EXHIBIT G - TRANSACTION REPORT

[EXCEL spreadsheet to be provided separately from lending officer.]